Exhibit 99.01

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

650-232-2400

Versant Announces Quarterly Net Income of $2.4 Million

Quarterly revenues grow 30% over last year

Quarterly diluted net income per share of $0.62

Redwood City, California, May 27, 2008 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its financial results for the second fiscal quarter ended April 30, 2008.

For the quarter, Versant reported revenues of $6.7 million from its continuing operations, compared to $5.2 million for the comparable period last year, representing an increase of approximately 30%. This increase was driven primarily by license revenues, which grew by approximately 35% from $3.3 million in the second quarter of 2007 to $4.4 million in the second quarter of 2008.  Additionally, maintenance revenues increased by approximately 19% from $1.9 million in the second quarter of 2007 to $2.2 million in the second quarter of 2008.  Two telecommunications customers contributed approximately 29% of total revenues (and approximately 36% of license revenues) in the second quarter of 2008.

Approximately 41% of Versant’s revenue growth in the second quarter of fiscal 2008 compared to the same period in fiscal 2007 resulted from currency exchange rate changes in which the U.S. Dollar declined significantly against the Euro.

Net income for the quarter was $2.4 million and diluted net income per share was $0.62, compared to net income of $1.9 million and diluted net income per share of $0.52 for the second quarter of fiscal 2007.

Versant also reported an increase in cash and cash equivalents of approximately $4.0 million during the quarter, resulting in a cash and cash equivalents balance of approximately $25.3 million at April 30, 2008.

Versant’s net income for the second quarter of fiscal 2008 was affected by an increase in general and administrative expenses compared to the same period in fiscal 2007.  This increase was primarily due to an increase in a litigation reserve, as well as higher accounting related expenses to comply with FIN 48 and SOX 404 (partly due to the Company becoming an “accelerated filer” under SEC rules following fiscal 2008) and an increase in stock-based compensation expense due in part to higher recent market prices of our stock. The litigation reserve mentioned above relates to a pending litigation in which a customer is seeking indemnification for costs it incurred in defending a suit by a third party which alleged that a Versant product that was discontinued in fiscal 2004 infringed the third party’s intellectual property. The Company has recorded a reserve for this potential exposure to reimburse the customer for legal and other costs the customer incurred in its litigation with the third party, which has been settled.

“Versant has seen strong revenue growth of 26% in the first six months of this year compared to the same period last year. This revenue growth has been supported by our strong international business during this period.  Assuming that the U.S. Dollar / Euro exchange rate remains at its current level during the remainder of the fiscal year, Versant is increasing its guidance for fiscal 2008 revenues to approximately $26 million, its fiscal 2008 net income to a range of $9.9M to $10.3M and its diluted net income per share in the range of $2.60 to $2.70,” said Jochen Witte, Versant’s CEO.

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Object Database, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Sagem, US Government, and Financial Times.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements in this press release regarding our current expectations regarding Versant’s full 2008 fiscal year revenues, net income and diluted net income per share, and the US Dollar / Euro exchange rate. Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance or other matters and involve significant risks and uncertainties.  There are many important factors and risks that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These factors, risks and uncertainties include, without limitation: our inability to achieve revenue expectations or projected net income levels as a result of delays in the sales cycle for our products and services or failures to close key sales transactions; changing market demands or perceptions of our products and technologies; failure to develop new customers; the fact that our results of operations are highly dependent on sales of our Versant Object Database product; the performance of our resellers; legal and potential other costs and payments, such as settlements, associated with a pending litigation in which one of our customers is seeking indemnification from the Company for alleged infringement of intellectual property rights asserted by a third party; the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; the timing of larger customer transactions, which may tend to result in significant variations in quarterly revenues and operating results; potential reductions in the prices we charge for our products and services due to competitive conditions; recent adverse changes in general economic conditions in the U.S. and abroad that may reduce our customers’ revenues and profits and thus may disincent certain customers from making strategic capital purchase decisions for products and services such as those offered by Versant; changes in currency exchange rates; and the Company’s ability to successfully manage its costs and operations and maintain adequate working capital.  The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K for the year ending October 31, 2007, its reports on Form 10-Q and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Tuesday, May 27, 2008
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US:	1-800-762-8779
International:	1-480-248-5081
Conference ID:	3879728
Internet Simulcast*:	http://viavid.net/dce.aspx?sid=0000512D
*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.

A replay of the conference call will be available until June 3, 2008.

Replay number US:	1-800-406-7325
International Replay number:	1-303-590-3030
Replay Pass Code**:	3879728
** Enter the playback pass code to access the replay

VERSANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	April 30,	October 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$25,284	$19,086
Trade accounts receivable, net of allowance for doubtful accounts of $23 and $68 at April 30, 2008 and October 31, 2007, respectively	3,289	2,330
Other current assets	550	506
Total current assets	29,123	21,922

Property and equipment, net	813	835
Goodwill	6,720	6,720
Intangible assets, net	723	881
Other assets	206	108
Total assets	$37,585	$30,466

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$263	$157
Accrued liabilities	2,917	2,756
Deferred revenues	4,135	3,707
Deferred rent	12	7
Total current liabilities	7,327	6,627

Deferred revenues	509	641
Deferred rent	23	29
Other long-term liabilities	53	4
Total liabilities	7,912	7,301

Stockholders’ equity:
Common stock, no par value, 7,500,000 shares authorized, 3,705,149 and 3,671,924 shares issued and outstanding as of April 30, 2008 and October 31, 2007, respectively	96,729	96,004
Accumulated other comprehensive income, net	2,219	1,346
Accumulated deficit	(69,275)	(74,185)
Total stockholders’ equity	29,673	23,165
Total liabilities and stockholders’ equity	$37,585	$30,466

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	April 30,	April 30,	April 30,	April 30,
	2008	2007	2008	2007
Revenues:
License	$4,425	$3,285	$8,387	$6,449
Maintenance	2,229	1,877	4,459	3,794
Professional services	67	28	159	98
Total revenues	6,721	5,190	13,005	10,341

Cost of revenues:
License	79	94	159	141
Amortization of intangible assets	79	79	158	158
Maintenance	366	370	750	776
Professional services	28	20	55	60
Total cost of revenues	552	563	1,122	1,135

Gross profit	6,169	4,627	11,883	9,206

Operating expenses:
Sales and marketing	956	874	1,797	1,634
Research and development	1,101	821	2,155	1,713
General and administrative	1,615	1,095	2,701	2,303
Total operating expenses	3,672	2,790	6,653	5,650

Income from operations	2,497	1,837	5,230	3,556
Interest and other income, net	129	141	330	243
Income from continuing operations before taxes	2,626	1,978	5,560	3,799
Provision for income taxes	286	153	698	356
Net income from continuing operations	2,340	1,825	4,862	3,443
Net income from discontinued operations, net of income taxes	16	81	98	170
Net income	$2,356	$1,906	$4,960	$3,613

Basic income per share:
Net income from continuing operations	$0.63	$0.51	$1.32	$0.95
Earnings from discontinued operations, net of income tax	$0.01	$0.02	$0.02	$0.05
Net income per share, basic	$0.64	$0.53	$1.34	$1.00

Diluted income per share:
Net income from continuing operations	$0.62	$0.50	$1.29	$0.94
Earnings from discontinued operations, net of income tax	$0.00	$0.02	$0.03	$0.05
Net income per share, diluted	$0.62	$0.52	$1.32	$0.99

Shares used in per share calculation:
Basic	3,701	3,618	3,691	3,612
Diluted	3,777	3,698	3,769	3,677

Non-cash stock-based compensation included in the above expenses:
Cost of revenues	$15	$16	$28	$29
Sales and marketing	$53	$21	$102	$40
Research and development	$42	$8	$81	$19
General and administrative	$98	$42	$189	$81